Exhibit 1.1

SPECIAL RESOLUTION
OF
BRILLIANCE CHINA AUTOMOTIVE HOLDINGS LIMITED
(Incorporated in Bermuda with limited liability)

Passed on 28 June 2002

At a special general meeting of the Company duly convened and held at Grand Hyatt, 1 Harbour Road, Wanchai, Hong Kong on Friday, 28 June 2002 immediately after the closing of the annual general meeting held at 9:00a.m., the following resolution was duly passed as Special Resolution :-

SPECIAL RESOLUTION

“2.	“THAT the Bye-Laws of the Company be amended as follows:

(A)	By adding the following new definitions and references, within appropriate alphabetic order, to Bye-Law 1(A):

“address” shall have the ordinary meaning given to it and shall include any facsimile number, electronic number or address or website used for the purposes of any communication pursuant to these Bye-Laws”;

“electronic” shall mean relating to technology having electrical, digital, magnetic, wireless, optical electromagnetic or similar capabilities and such other meanings as given to it in the Electronic Transactions Act 1999 of Bermuda as may be amended from time to time”;

“Listing Rules” shall mean the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (as amended from time to time)”;

“Summary Financial Reports” shall mean the summary financial report which is derived from and summaries the complete annual Directors’ report and the Auditors’ report and as defined in the Companies Ordinance, Chapter 32 of Laws of Hong Kong.”

(B)	By deleting the existing definition of “Statutes” in Bye-Law 1(A) and substituting therefore the following new definition:

“Statutes” shall mean the Companies Act and any other act (as emended from time to time) for the time being in force of the Legislature of Bermuda applying to or affecting the Company, the Memorandum of Association and/or these presents and shall include the Electronic Transactions Act 1999 of Bermuda as may be amended from time to time.”

(C)	By deleting the existing Bye-Law 162(B) and substituting therefor the following Bye-Law:

"(B)	Every balance sheet of the Company shall be signed on behalf of the Board by two of the Directors and subject to paragraph (C) below, a copy of every balance sheet (including every document required by law to be comprised therein or annexed thereto) and profit and loss account which is to be laid before the Company at its annual general meeting, together with a copy of the Directors’ report and a copy of the Auditors’ report or a Summary Financial Report in place of the Directors’ report and the Auditors’ report (provided that prior consent has been obtained from the shareholder and to the extent as allowed by the Companies Act and other relevant legislations, regulations and the Listing Rules), shall not less than twenty-one days before the date of the meeting be sent using electronic means (provided that prior consent has been obtained from the shareholder) or by post in a prepaid envelope or wrapper or by delivery or by leaving it at such registered address as appearing in the register or served personally or otherwise made available by the Company using electronic means to every shareholder of, and every holder of debentures of, the Company and every other person entitled to receive notices of general meetings of the Company under the provisions of the Companies Act or these Bye-Laws, provided that this Bye-Law shall not require a copy of those documents to be sent, served or otherwise made available to any person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures, but any shareholder or holder of debentures to whom a copy of those documents has not been sent, served or otherwise made available to shall be entitled to receive a copy free of charge on application at the Head Office or the Registration Office. If all or any of the shares or debentures of the Company shall for the time being be (with the consent of the Company) listed or dealt in on any stock exchange, there shall be forwarded to the appropriate officer of such stock exchange such number of copies of such documents as may for the time being be required under its regulations or practice.”

(D)	By adding the following new Bye-Law 162(C):

“162(C)	For the purposes of this Bye-Law, where a shareholder of the Company, in accordance with the Statutes and any rules prescribed by the stock exchange in the Relevant Territory from time to time, has consented to treat the publication of those documents to be sent to shareholders of the Company in paragraph (B) above on the Company’s computer network as discharging the Company’s obligations under the Companies Act and the Companies Ordinance, Chapter 32 of the Laws of Hong Kong to send a copy of those documents, then subject to compliance with the publication and notification requirements of the Statutes and any rules prescribed by the stock exchange in the Relevant Territory from time to time, publication by the Company on the Company’s web-site of those documents at least 21 days before the date of the annual general meeting shall, in relation to each such shareholder of the Company, be deemed to discharge the Company’s obligations under paragraph (B) above.”

(E)	By deleting the existing Bye-Law 167 and substituting therefore the following new Bye-Law 167A and 167B:

“167A(1)	Except where otherwise expressly stated, any notice to be given to or by any person pursuant to these Bye-Laws shall be in writing or, to the extent permitted by the Statutes and any applicable rules prescribed by the stock exchange in the Relevant Territory from time to time and subject to this Bye-Laws, contained in an electronic communication. A notice calling a meeting of the Directors need not be in writing.

167A(2)	A notice or document (including a share certificate) may be served on or delivered to any shareholder of the Company either personally or by sending it through the post in a prepaid envelope or wrapper addressed to such shareholder at his registered address as appearing in the register or by leaving it at that address addressed to the shareholder or by any other means authorized in writing by the member concerned or by publishing it by way of advertisement in the Newspapers. In the case of joint holders whose name stands first in the register and notice so given shall be sufficient notice to all the joint holders. Without limiting the generality of the foregoing but subject to the Statutes and any rules prescribed by the stock exchange in the Relevant Territory from time to time, a notice or document may be served or delivered by the Company to any shareholder by electronic means to such address as may from time to time be authorised by the member concerned or by publishing it on a computer network and notifying the shareholder concerned, in such manner as he may from time to time authorize, that it has been so published.

167A(3)	Any such notice or document may be served or delivered by the Company by reference to the register as it stands at any time not more than fifteen days before the date of service or delivery. No change in the register after that time shall invalidate that service or delivery. Where any notice or document is served or delivered to any person in respect of a share in accordance with these Bye-Laws, no person deriving any title or interest in that share shall be entitled to any further service or delivery of that notice or document.

167B(1)	Any notice or document required to be sent to or served upon the Company, or upon any officer of the Company, may be sent or served by leaving the same or sending it through the post in a prepaid envelop or wrapper addressed to the Company or to such officer at the Company’s head office or Registered Office.

167B(2)	The Directors may from time to time specify the form and manner in which a notice may be given to the Company by electronic means, including one or more addresses for the receipt of an electronic communication, and may prescribe such procedures as they deem fit for verifying the authenticity or integrity of any such electronic communication. Any notice may be given to the Company by electronic means only if it is given in accordance with the requirements specified by the Directors.”

(F)	By deleting the existing Bye-Laws 169 and substituting therefore the following new Bye-Law 169:

“169	Any notice or other document, if sent by mail, postage prepaid, shall be deemed to have been served or delivered on the day following that on which the letter, envelope, or wrapper containing the same is put into the post. In proving such service it shall be sufficient to prove that the letter, envelope or wrapper containing the notice or document was properly addressed and put into the post as prepaid mail. Any notice or document not sent by post but deposited by the Company at a registered address shall be deemed to have been served or delivered on the day that it was so deposited. Any notice or document, if sent by electronic means (including through any relevant system), shall be deemed to have been given on the day following that on which the electronic communication was sent by or on behalf of the Company. Any notice or document served or delivered by the Company by any other means authorised in writing by the shareholder concerned shall be deemed to have been served when the Company has carried out the action it has been authorised to take for that purpose. Any notice or other document published by way of advertisement or on a computer network shall be deemed to have been served or delivered on the day it was so published.”

Dated the 28th day of June 2002

/s/ Wu Xiao An

Wu Xiao An
Chairman of the Meeting